Exhibit 99.1

NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:	Investors: Christopher Oddleifson President and CEO 781/982-6660 or Denis K. Sheahan Chief Financial Officer 781/982-6341 or Media: Richard A. Hall Senior Vice President 781/982-6486

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP. ANNOUNCES
ELECTION OF THOMAS J. TEUTEN
AS CHAIRMAN OF BOARD OF DIRECTORS

ROCKLAND, MA (June 20, 2003) — Independent Bank Corp. (NASDAQ: INDB) announced that Thomas J. Teuten has been elected Chairman of its Board of Directors, effective July 1, 2003. Mr. Teuten will also begin to serve as Chairman of the Board of Rockland Trust Company, Independent Bank Corp.’s sole bank subsidiary, effective July 1, 2003.

              Mr. Teuten has served as a Director of Rockland Trust Company since 1975 and served as a Director of Independent Bank Corp. since its formation in 1986. Mr. Teuten, who resides in Kingston, Massachusetts, is a member of the Executive Committees of the Independent Bank Corp. and Rockland Trust Company Boards of Directors. Mr. Teuten is President of A.W. Perry, Inc. and A.W. Perry Security Corporation, real estate investment companies with offices in Boston, Massachusetts and Hingham, Massachusetts.

              Mr. Teuten will assume the role of Chairman of the Board when the current Chairman, Douglas H. Philipsen, steps down as a Director and Chairman on June 30, 2003. Earlier this year Mr. Philipsen relinquished his titles as Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company to Christopher Oddleifson, who became President on January 9, 2003 and CEO on February 24, 2003.

              Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.4 billion in assets, 52 retail branches, seven commercial lending centers and three Investment Management Group offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products, visit our web site at www.rocklandtrust.com.

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